Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm

ENDURANCE REPORTS FIRST QUARTER NET INCOME OF $101.8 MILLION AND ANNUALIZED RETURN ON AVERAGE COMMON EQUITY OF 18.4%

PEMBROKE, Bermuda – May 2, 2007 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income of $101.8 million and $1.36 per diluted common share for the first quarter of 2007 versus net income of $107.0 million and $1.45 per diluted common share in the first quarter of 2006.

Operating highlights for the quarter ended March 31, 2007 are as follows:

•	Total premiums written of $576.5 million, which include gross premiums written and deposit premiums, decreased 14.0% over the same period in 2006;
•	Total ceded premiums were $39.6 million versus $28.4 million in the first quarter of 2006;
•	A combined ratio of 86.7% which includes 14.8 percentage points of favorable prior year loss reserve development and 9.6 percentage points of net catastrophe losses related to Windstorm Kyrill;
•	Net investment income of $74.8 million increased 21.6% over the same period in 2006;
•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, was $105.2 million and $1.41 per diluted common share; and
•	Operating return on average common equity for the quarter was 4.8%, or 19.0% on an annualized basis.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented “I am pleased with the strong operating earnings we generated this quarter. During the first quarter we also continued to build a diversified book of business by expanding in niche markets that remain profitable while selectively reducing our exposure in some reinsurance lines as profit margins are coming under pressure.”

Operating Results

Total premiums written in the first quarter of 2007 were $576.5 million, a decrease of $94.0 million or 14.0%. The decrease in total premiums written is attributable to intended reductions in premium writings in the Company’s Reinsurance business segment, offset in part by growth in Endurance’s Insurance business segment.

Net premiums earned for the first quarter of 2007 were $377.0 million, a decrease of $43.2 million, or 10.3%, from the first quarter of 2006. The decrease in net premiums earned in the current quarter resulted from increased reinsurance purchases, including premiums ceded to the Company’s catastrophe bond and loan facility, Shackleton Re, and an absence of the positive earned premium adjustments which benefited the first quarter of 2006. Endurance’s combined ratio was 86.7% in the first quarter of 2007 versus 85.2% for the first quarter of 2006.

The current quarter operating results were positively impacted by $55.9 million of favorable prior year loss reserve development. The Company’s current quarter operating results were adversely affected by losses from Windstorm Kyrill, which resulted in a gross loss of $40 million and a net loss of $33.9 million after reinstatement premiums and taxes.

Insurance Business Segment

Gross premiums written in Endurance’s Insurance business segment for the first quarter of 2007 were $147.0 million, compared to $80.2 million in the same period in 2006. This growth was largely driven by the continued development of the Company’s workers’ compensation business that began in the second quarter of 2006, yielding $61.6 million of additional gross premiums written in the first quarter of 2007. The remaining lines of business in the Insurance segment grew 6.5% over the same period in the prior year, with the Company’s professional and casualty lines of business providing the majority of the growth. The Company’s growth in the Insurance segment was partially offset by a decline in premiums in the Company’s healthcare liability line of business, as the Company declined business which did not meet its required return characteristics.

Endurance’s combined ratio was 90.3% for its Insurance business segment in the first quarter of 2007 versus a 61.6% combined ratio in the first quarter of 2006. In the first quarter of 2007, the combined ratio was impacted by a change in the mix of business, with substantially more premium associated with our workers’ compensation business, and an increase in reinsurance purchases, including premiums ceded to Shackleton Re, over the last twelve months. The Insurance business segment recorded favorable prior year loss reserve development of $26.5 million or 24.0 percentage points for the first quarter of 2007 compared to $27.9 million or 30.8 percentage points for the first quarter of 2006. The first quarter of 2007 prior period development was due to favorable claims emergence in both short and long tail lines of business across all accident years. Growth in acquisition and general and administrative expense ratios in the Insurance business segment for the first quarter of 2007 compared to the same period in 2006 was due to continued expansion of Endurance’s U.S. insurance operations, changes in allocation methodology, changes in Endurance’s mix of business, and slower earned premium growth due to the increase in reinsurance purchases. Windstorm Kyrill contributed a gross loss of $1.2 million to the property line of business in the Insurance business segment.

Reinsurance Business Segment

Gross premiums written, including deposit premiums, in Endurance’s Reinsurance business segment for the first quarter of 2007 were $429.5 million, a decrease of 27.3% from the $590.4 million premiums written in the same period in 2006. This decline was partially driven by the non-renewal of several international casualty and property treaties with premiums of $46.9 million that no longer met the Company’s margin requirements. In addition, the Company completed its transition away from the offshore energy business with the non-renewal of contracts representing $33.7 million of premiums. Gross premiums written during the current quarter also do not reflect $112.0 million of premiums predominately related to policy extensions and premium adjustments recorded in the first quarter of 2006 in connection with two large treaty contracts. These declines were partially offset by continued growth in the Company’s agriculture and catastrophe lines of business.

In the first quarter of 2007, the Reinsurance segment’s combined ratio was 88.4% versus 91.6% in the first quarter of 2006, an improvement of 3.2 percentage points. Despite a gross loss of $38.8 million resulting from Windstorm Kyrill, the current quarter combined ratio decreased due to the low level of catastrophe losses outside of Europe and favorable loss emergence in several lines of business. The Reinsurance business segment recorded favorable prior year loss reserve development of $23.1 million and $16.9 million for the first quarters of 2007 and 2006, respectively. Prior year development in both 2007 and 2006 was primarily related to lower than expected claims emergence in the Reinsurance business segment’s short tail lines of business.

Investments

Endurance’s net investment income increased 21.6% in the first quarter of 2007 due to a combination of higher portfolio yields, growth in the Company’s invested assets and strong alternative investment performance. Endurance ended the quarter with cash and invested assets of $5.6 billion, an increase of

2.0% from December 31, 2006. Net operating cash flow was $122.8 million for the current quarter versus $174.8 million for the first quarter of 2006.

Capitalization and Shareholders’ Equity

At March 31, 2007, Endurance’s GAAP shareholders’ equity was $2.4 billion or $30.19 per diluted common share versus $2.3 billion or $28.87 per diluted common share at December 31, 2006. During the quarter, the Company repurchased 860,100 of its common shares in the open market for $30.1 million.

Endurance will host a conference call on Thursday, May 3, 2007 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (800) 819-9193 (toll-free) or (913) 981-4911 (international). Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 17, 2007 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 7408485.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of Endurance’s financial supplement for the first quarter of 2007 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per dilutive common share and total premiums written are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, workers’ compensation and professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. Endurance’s operating subsidiaries have been assigned a group rating of A (stable outlook) from Standard & Poor’s, A- (positive outlook) (Excellent) from A.M. Best and A2 by Moody’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2006.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except share and per share amounts)

	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$518,800	$547,772
Fixed maturity investments available for sale, at fair value	4,838,405	4,714,204
Investments in other ventures, under equity method	267,721	253,068
Premiums receivable, net	808,064	660,570
Deferred acquisition costs	186,374	168,809
Securities lending collateral	217,698	226,762
Prepaid reinsurance premiums	92,722	105,058
Losses recoverable	55,579	44,244
Accrued investment income	36,792	40,692
Intangible assets	69,415	70,366
Deferred tax assets	61,385	54,019
Other assets	37,508	39,990
Total Assets	$7,190,463	$6,925,554
Liabilities
Reserve for losses and loss expenses	$2,790,183	$2,701,686
Reserve for unearned premiums	987,748	843,202
Net deposit liabilities	155,380	161,024
Securities lending payable	217,698	226,762
Reinsurance balances payable	147,745	172,328
Debt	447,192	447,172
Other liabilities	77,971	75,506
Total Liabilities	4,823,917	4,627,680
Shareholders’ Equity
Preferred shares
Series A, non-cumulative – 8,000,000 issued and outstanding (2006 – 8,000,000)	8,000	8,000
Common shares
65,967,599 issued and outstanding (2006 – 66,480,381)	65,968	66,480
Additional paid-in capital	1,431,623	1,458,063
Accumulated other comprehensive loss	(131)	(14,465)
Retained earnings	861,086	779,796
Total Shareholders’ Equity	2,366,546	2,297,874
Total Liabilities and Shareholders’ Equity	$7,190,463	$6,925,554
Book Value per Common Share
Dilutive common shares outstanding	71,753,837	72,654,109
Diluted book value per common share[a]	$30.19	$28.87

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2006, which was derived from Endurance’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended
	March 31, 2007	March 31, 2006
Revenues
Gross premiums written	$573,291	$571,381
Net premiums written	533,665	543,009
Change in unearned premiums	(156,620)	(122,803)
Net premiums earned	377,045	420,206
Other underwriting (loss) income	(5,936)	3,501
Net investment income	74,813	61,544
Net realized losses on sales of investments	(2,084)	(3,330)
Total revenues	443,838	481,921
Expenses
Losses and loss expenses	210,594	238,732
Acquisition expenses	67,530	75,248
General and administrative expenses	48,829	43,891
Amortization of intangibles	1,127	1,158
Net foreign exchange losses (gains)	2,613	(2,886)
Interest expense	7,529	7,526
Total expenses	338,222	363,669
Income before income taxes	105,616	118,252
Income tax expense	(3,781)	(11,216)
Net income	$101,835	$107,036
Preferred dividends	(3,875)	(3,875)
Net income available to common shareholders	$97,960	$103,161

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	66,612,980	66,445,049
Diluted	72,073,063	71,294,931
Basic earnings per common share	$1.47	$1.55
Diluted earnings per common share	$1.36	$1.45

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2006, which was derived from the Company’s audited financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended March 31, 2007
	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting	Reported Totals
Revenues
Gross premiums written	$147,033	$429,473	$576,506	$(3,215)	$573,291
Ceded premiums written	(38,944)	(682)	(39,626)	—	(39,626)
Net premiums written	$108,089	$428,791	$536,880	$(3,215)	$533,665
Net premiums earned	$110,324	$291,396	$401,720	$(24,675)	$377,045
Other underwriting loss	—	—	—	(5,936)	(5,936)
Net premiums earned	$110,324	$291,396	$401,720	$(30,611)	$371,109

Expenses
Net losses and loss expenses	$63,529	$169,699	$233,228	$(22,634)	$210,594
Acquisition expenses	13,826	61,417	75,243	(7,713)	67,530
General and administrative expenses	22,217	26,612	48,829	—	48,829
	$99,572	$257,728	$357,300	$(30,347)	$326,953
Underwriting income (loss)	$10,752	$33,668	$44,420	$(264)	$44,156
Net loss ratio	57.6%	58.2%	58.1%	91.7%	55.9%
Acquisition expense ratio	12.5%	21.1%	18.7%	31.3%	17.9%
General and administrative expense ratio	20.2%	9.1%	12.1%	—	12.9%
Combined ratio	90.3%	88.4%	88.9%	123.0%	86.7%

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended March 31, 2006
	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting	Reported Totals
Revenues
Gross premiums written	$80,157	$590,373	$670,530	$(99,149)	$571,381
Ceded premiums written	(23,465)	(4,907)	(28,372)	—	(28,372)
Net premiums written	$56,692	$585,466	$642,158	$(99,149)	$543,009
Net premiums earned	$90,426	$386,537	$476,963	$(56,757)	$420,206
Other underwriting income	—	—	—	3,501	3,501
Net premiums earned	$90,426	$386,537	$476,963	$(53,256)	$423,707

Expenses
Net losses and loss expenses	$41,607	$228,398	$270,005	$(31,273)	$238,732
Acquisition expenses	6,123	89,696	95,819	(20,571)	75,248
General and administrative expenses	7,959	35,932	43,891	—	43,891
	$55,689	$354,026	$409,715	$(51,844)	$357,871
Underwriting income	$34,737	$32,511	$67,248	$(1,412)	$65,836

Net loss ratio	46.0%	59.1%	56.6%	55.1%	56.8%
Acquisition expense ratio	6.8%	23.2%	20.1%	36.2%	17.9%
General and administrative expense ratio	8.8%	9.3%	9.2%	—	10.5%
Combined ratio	61.6%	91.6%	85.9%	91.3%	85.2%

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended March 31
	Insurance		Reinsurance		Total
	2007	2006	2007	2006	2007	2006
Loss ratio	57.6%	46.0%	58.2%	59.1%	55.9%	56.8%
Acquisition expense ratio	12.5%	6.8%	21.1%	23.2%	17.9%	17.9%
General and administrative expense ratio	20.2%	8.8%	9.1%	9.3%	12.9%	10.5%
Combined ratio	90.3%	61.6%	88.4%	91.6%	86.7%	85.2%

Effect of Prior Year Net Loss Reserve Development

	For the quarter ended March 31
	Insurance		Reinsurance		Total
	2007	2006	2007	2006	2007	2006
Loss ratio	24.0%	30.8%	7.9%	4.4%	14.8%	10.1%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended March 31
	Insurance		Reinsurance		Total
	2007	2006	2007	2006	2007	2006
Loss ratio	81.6%	76.8%	66.1%	63.5%	70.7%	66.9%
Acquisition expense ratio	12.5%	6.8%	21.1%	23.2%	17.9%	17.9%
General and administrative expense ratio	20.2%	8.8%	9.1%	9.3%	12.9%	10.5%
Combined ratio	114.3%	92.4%	96.3%	96.0%	101.5%	95.3%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following is a reconciliation of Endurance’s total premiums written including gross premiums written and deposit premiums (a non-GAAP measure) to gross premiums written for the quarters ended March 31, 2007 and 2006:

	Quarter Ended March 31, 2007			Quarter Ended March 31, 2006
	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written
Insurance
Property	$27,042	—	$27,042	$28,573	—	$28,573
Casualty	26,796	—	26,796	21,786	—	21,786
Healthcare liability	18,790	—	18,790	21,062	—	21,062
Workers’ compensation	61,633	—	61,633	—	—	—
Professional lines	12,772	—	12,772	8,736	—	8,736
SUBTOTAL INSURANCE	$147,033	—	$147,033	$80,157	—	$80,157
Reinsurance
Casualty	$89,567	$2,369	$91,936	$117,503	$68,075	$185,578
Property	36,094	607	36,701	98,823	23,657	122,480
Catastrophe	140,499	—	140,499	120,695	—	120,695
Agriculture	93,061	—	93,061	50,531	—	50,531
Marine	32,841	239	33,080	53,804	3,442	57,246
Aerospace	6,480	—	6,480	22,700	—	22,700
Surety and other specialty	27,716	—	27,716	27,168	3,975	31,143
SUBTOTAL REINSURANCE	$426,258	$3,215	$429,473	$491,224	$99,149	$590,373
Total	$573,291	$3,215	$576,506	$571,381	$99,149	$670,530

Total premiums written including gross premiums written and deposit premiums is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share and per share amounts)

The following is a reconciliation of Endurance’s net income (loss) and net income (loss) per diluted common share to operating income (loss), operating income (loss) per diluted common share and annualized operating return on average common equity (all non-GAAP measures) for the quarters ended March 31, 2007 and 2006:

	Quarter Ended
	March 31, 2007	March 31, 2006
Net income	$101,835	$107,036
Add (Less) after-tax items:
Net foreign exchange losses (gains)	1,541	(2,140)
Net realized losses on investments	1,820	3,024
Operating income before preferred dividends	$105,196	$107,920
Preferred dividends	(3,875)	(3,875)
Operating income available to common shareholders	$101,321	$104,045
Weighted average dilutive common shares	72,073,063	71,294,931
Operating income per diluted share	$1.41	$1.46
Average common equity [a]	$2,132,210	$1,698,266
Operating return on average common equity	4.8%	6.1%
Annualized operating return on average common equity	19.0%	24.5%
Diluted per common share data
Net income	$101,835	$107,036
Preferred dividends	(3,875)	(3,875)
Net income available to common shareholders	$97,960	$103,161
Return on average common equity, Net income	4.6%	6.1%
Annualized return on average common equity, Net income	18.4%	24.3%

[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income per diluted common share represents operating income divided by weighted average dilutive common shares. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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